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                                                                    Exhibit 12.1

                             COX COMMUNICATIONS, INC

                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                         YEAR ENDED         NINE MONTHS ENDED
                                                                         DECEMBER 31           SEPTEMBER 30
                                                                       2003       2002        2004     2003
                                                                      -------    -------     ------   -------
(DOLLARS IN MILLIONS)
Earnings available for Fixed Charges:
Income (loss) from continuing operations before minority interest     $(131.7)   $(236.8)    $163.6   $(121.4)
Income tax expense (benefit)                                            (73.3)    (125.3)     137.4    (141.5)
Equity in net losses of affiliated companies                             13.1       32.2        1.3       9.7
Fixed Charges (see below), excluding capitalized interest               467.8      601.4      289.2     370.7
                                                                      -------    -------     ------   -------
     Total                                                             $275.9     $271.5     $591.5    $117.5
                                                                      =======    =======     ======   =======

Fixed charges:
Interest expense                                                      $ 467.8     $549.9     $289.2    $370.7
Minority interest expense (pre tax)                                       0.0       51.5        0.0       0.0
Capitalized interest                                                      0.0        0.0        0.0       0.0
Interest component of rentals charged to income                           0.0        0.0        0.0       0.0
Dividends on subsidiary preferred stock                                   0.0        0.0        0.0       0.0
                                                                      -------    -------     ------   -------
     Total fixed charges including capitalized interest                $467.8     $601.4     $289.2    $370.7
                                                                      =======    =======     ======   =======

Ratio of earnings to fixed charges                                        0.6        0.5        2.0       0.3
                                                                      =======    =======     ======   =======

Excess of fixed charges over earnings                                 $(191.9)   $(329.9)        --   $(253.2)
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